Exhibit 10.1

LAYNE CHRISTENSEN COMPANY
2006 EQUITY INCENTIVE PLAN
(As Amended and Restated)

i

LAYNE CHRISTENSEN COMPANY
2006 EQUITY INCENTIVE PLAN
TABLE OF CONTENTS

SECTION 1 INTRODUCTION1

1.1Establishment and Amendment History1

1.2Purpose1

1.3Duration1

SECTION 2 DEFINITIONS1

2.1Definitions1

2.2General Interpretive Principles8

SECTION 3 PLAN ADMINISTRATION8

3.1Composition of Committee8

3.2Authority of Committee8

3.3Committee Delegation9

3.4Determination Under the Plan10

SECTION 4 STOCK SUBJECT TO THE PLAN10

4.1Number of Shares10

4.2Unused and Forfeited Stock10

4.3Adjustments in Authorized Shares11

4.4General Adjustment Rules11

SECTION 5 PARTICIPATION11

5.1Basis of Grant11

5.2Types of Grants; Limits11

5.3Award Agreements12

5.4Restrictive Covenants12

5.5Maximum Annual Award12

5.6No Dividends or Dividend Equivalents on Unvested Awards12

5.7Minimum Vesting / Exercise Requirements12

5.8Clawback Policy12

5.9Non-Employee Director Sublimit13

SECTION 6 STOCK OPTIONS13

6.1Grant of Options13

6.2Option Agreements13

6.3Stockholder Privileges17

SECTION 7 STOCK APPRECIATION RIGHTS18

7.1Grant of SARs18

7.2SAR Award Agreement18

7.3Exercise of SARs18

7.4Expiration of SARs18

7.5Adjustment of SARs18

7.6Payment of SAR Amount; Automatic Exercise19

7.7Stockholder Privileges19

SECTION 8 AWARDS OF RESTRICTED STOCK AND RESTRICTED STOCK UNITS19

8.1Restricted Stock Awards Granted by Committee19

8.2Restricted Stock Unit Awards Granted by Committee20

8.3Restrictions20

8.4Privileges of a Stockholder, Transferability20

8.5Enforcement of Restrictions20

8.6Termination of Service, Death, Disability, etc.21

SECTION 9 BONUS SHARES AND Performance Awards; Section 162(M) Provisions21

9.1Awards Granted by Committee21

9.2Bonus Shares21

9.3Communication of Award21

9.4Terms of Performance Awards21

9.5Performance Goals21

9.6Determinations and Adjustments23

9.7Payment of Awards24

9.8Termination of Employment24

9.9Other Restrictions25

SECTION 10 REORGANIZATION, CHANGE IN CONTROL OR LIQUIDATION25

10.1Change in Control25

10.2Acceleration Upon Involuntary Termination Following Change in Control25

10.3Code Section 409A25

SECTION 11 RIGHTS OF EMPLOYEES; PARTICIPANTS26

11.1Employment26

11.2Nontransferability26

11.3Permitted Transfers26

SECTION 12 GENERAL RESTRICTIONS27

12.1Investment Representations27

12.2Compliance with Securities Laws27

12.3Stock Restriction Agreement27

SECTION 13 OTHER EMPLOYEE BENEFITS27

SECTION 14 PLAN AMENDMENT, MODIFICATION AND TERMINATION28

14.1Amendment, Modification, and Termination28

14.2Adjustment Upon Certain Unusual or Nonrecurring Events28

14.3Awards Previously Granted28

SECTION 15 WITHHOLDING28

15.1Withholding Requirement28

15.2Withholding with Stock28

SECTION 16 NONEXCLUSIVITY OF THE PLAN29

SECTION 17 REQUIREMENTS OF LAW29

17.1Requirements of Law29

17.2Code Section 409A29

17.3Rule 16b-330

17.4Governing Law30

LAYNE CHRISTENSEN COMPANY
2006 EQUITY INCENTIVE PLAN
(As Amended and Restated)

SECTION 1
INTRODUCTION

Establishment and Amendment History

.  Layne Christensen Company, a corporation organized and existing under the laws of the state of Delaware (the “Company”), established effective June 8, 2006, the Layne Christensen Company 2006 Equity Incentive Plan (the “Plan”) for certain employees and non-employee directors of the Company.  The Plan was last amended and restated effective June 6, 2014.  Provided the Company receives stockholder approval of this amendment and restatement, the Plan has been amended and restated as set forth herein effective as of May 31, 2017, (the "New Effective Date").

Purpose

.  The purpose of this Plan is to encourage employees of the Company and its affiliates and subsidiaries to acquire a proprietary and vested interest in the growth and performance of the Company. The Plan also is designed to assist the Company in attracting and retaining employees and non-employee directors by providing them with the opportunity to participate in the success and profitability of the Company.

Duration

.  The Plan commenced on the Original Effective Date and shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Section 14 hereof, until all Shares subject to it shall have been issued, purchased or acquired according to the Plan’s provisions.  Unless the Plan shall be reapproved by the stockholders of the Company and the Board renews the continuation of the Plan, no Awards shall be issued pursuant to the Plan after the tenth anniversary of the New Effective Date.

SECTION 2
DEFINITIONS

Definitions

.  The following terms shall have the meanings set forth below.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Affiliate” of the Company means any Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with the Company.

“Award” means a grant made under this Plan in any form which may include but is not limited to Stock Options, Restricted Stock, Restricted Stock Units, Bonus Shares, Performance Shares, Stock Appreciation Rights and Performance Units.

“Award Agreement” means a written or electronic agreement or instrument between the Company and a Holder which evidences an Award and sets forth such applicable terms,

conditions and limitations (including treatment as a Performance Award) as the Committee establishes for the Award.

“Beneficiary” means the person, persons, trust or trusts which have been designated by a Holder in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under this Plan upon the death of the Holder, or, if there is no designated Beneficiary or surviving designated Beneficiary, then the Person or Persons entitled by will or the laws of descent and distribution to receive such benefits.

“Board” means the Board of Directors of the Company.

"Bonus Shares” means Shares that are awarded to a Participant without cost and without restriction in recognition of past performance (whether determined by reference to another employee benefit plan of the Company or otherwise) or as an incentive to become an employee of the Company or an Affiliate.

“Cause” means, unless otherwise defined in an Award Agreement or otherwise defined in a Participant's employment agreement (in which case such definition will apply), any of the following:

(i)	Participant’s conviction of, plea of guilty to, or plea of nolo contendere to a felony or other crime that involves fraud or dishonesty;
(ii)

any willful action or omission by a Participant which would constitute grounds for immediate dismissal under the employment policies of the Company by which Participant is employed, including intoxication with alcohol or illegal drugs while on the premises of the Company, or violation of sexual harassment laws or the internal sexual harassment policy of the Company by which Participant is employed;

(iii)	Participant’s habitual neglect of duties, including repeated absences from work without reasonable excuse; or
(iv)	Participant’s willful and intentional material misconduct in the performance of his or her duties that results in financial detriment to the Company;

provided, however, that for purposes of clauses (ii), (iii) and (iv), Cause shall not include any one or more of the following:  bad judgment, negligence or any act or omission believed by the Participant in good faith to have been in or not opposed to the interest of the Company (without intent of the Participant to gain, directly or indirectly, a profit to which the Participant was not legally entitled).  A Participant who agrees to resign from the Participant's affiliation with the Company in lieu of being terminated for Cause may be deemed, in the sole discretion of the Committee, to have been terminated for Cause for purposes of this Plan.

“Change in Control” means, except as otherwise defined in an Award Agreement to comply with Section 409A of the Code, the first to occur of the following events:

(i)

Any Person is or becomes the Beneficial Owner (within the meaning set forth in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company (not including for this purpose any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (x) of paragraph (iii) of this definition; or

(ii)

The following individuals cease for any reason to constitute a majority of the number of directors then serving:  individuals who, on the Original Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors on the Original Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)

There is consummated a merger or consolidation of the Company with any other corporation, OTHER THAN (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including for this purpose any securities acquired directly from the Company or its Affiliates other than in connection with the acquisition by the Company or its Affiliates of a business) representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

(iv)

The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Company’s common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the Company’s assets immediately following such transaction or series of transactions.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, and the rules and regulations promulgated thereunder.

“Committee” means (i) the Board, or (ii) one or more committees of the Board to whom the Board has delegated all or part of its authority under this Plan.

“Company” means Layne Christensen Company, a Delaware corporation, and any successor thereto.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Covered Employee” means an Employee that meets the definition of “covered employee” under Section 162(m)(3) of the Code, or any successor provision thereto.

“Date of Grant” or “Grant Date” means, with respect to any Award, the date as of which such Award is granted under the Plan, which date shall be the later of (i) the date on which the Committee resolved to grant the Award or (ii) the first day of the Service Provider's service to the Company or an Affiliate.

“Disabled” or “Disability” means an individual (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than 3 months under a Company-sponsored accident and health plan.  Notwithstanding the above, with respect to an Incentive Stock Option and the period of time following a separation from service a Holder has to exercise such Incentive Stock Option, “disabled” shall have the same meaning as defined in Code section 22(e)(3).

“Eligible Employees” means key employees (including officers and directors who are also employees) of the Company or an Affiliate upon whose judgment, initiative and efforts the Company is, or will be, important to the successful conduct of its business.

“Executive Officer” means (i) the president of the Company, any vice president of the Company in charge of a principal business unit, division or function (such as sales, administration, or finance), any other officer who performs a policy making function or any other person who performs similar policy making functions for the Company, (ii) Executive Officers (as defined in part (i) of this definition) of subsidiaries of the Company who perform policy making functions for the Company, and (iii) any Person designated or identified by the Board as being an Executive Officer for purposes of the 1933 Act or the 1934 Act, including any Person designated or identified by the Board as being a Section 16 Person.

“Fair Market Value” means, as of any date, the value of the Stock determined in good faith by the Committee in its sole discretion. Such determination shall be conclusive and binding on all persons.  For this purpose the Committee may adopt such formulas as in its opinion shall reflect the true fair market value of such Stock from time to time and may rely on such independent advice with respect to such fair market value determination as the Committee shall deem appropriate.  To the extent that the Stock is readily tradable on an established securities market, the fair market value of the stock may be determined based upon the last sale before or the first sale after the grant, the closing price on the trading day before or the trading day of the grant, the arithmetic mean of the high and low prices on the trading day before or the trading day of the grant, or any other reasonable method using actual transactions in such stock as reported by such market. To the extent that the Stock is not readily tradable on an established market, the fair market value of the stock as of a valuation date means a value determined by the reasonable application of a reasonable valuation method. The determination whether a valuation method is reasonable, or whether an application of a valuation method is reasonable, is made based on the facts and circumstances as of the valuation date.

“Holder” means a Participant, Beneficiary or Permitted Transferee who is in possession of an Award Agreement representing an Award that (i) in the case of a Participant has been granted to such individual, (ii) in the case of a Beneficiary, has been transferred to such person under the laws of descent and distribution or (iii) in the case of a Permitted Transferee, has been transferred to such person as permitted by the Committee, and, with respect to all of the above clauses (i), (ii) and (iii), such Award Agreement has not expired, been canceled or terminated.

“Incentive Stock Option” means any Option designated as such and granted in accordance with the requirements of Section 422 of the Code or any successor provisions thereto.

"New Effective Date" means May 31, 2017, such date being the date this amended and restated Plan was approved by the Company's stockholders.

“Nonqualified Stock Option” means any Option to purchase Shares that is not an Incentive Stock Option.

“Option” means a right to purchase Stock at a stated price for a specified period of time.  Such definition includes both Nonqualified Stock Options and Incentive Stock Options.

“Option Agreement” or “Option Award Agreement” means a written or electronic agreement or instrument between the Company and a Holder evidencing an Option.

“Option Exercise Price” means the price at which Shares subject to an Option may be purchased, determined in accordance with Section 6.2(b).

“Option Holder” shall have the meaning as set forth in Section 6.2.  For the avoidance of any doubt, in situations where the Option has been transferred to a Permitted Transferee or passed to a Beneficiary in accordance with the laws of descent and distribution, the Option Holder will not be the same person as the Holder of the Option.

“Original Effective Date” means April 24, 2006, such date being the date this Plan was originally approved by the Company's stockholders.

“Participant” means a Service Provider of the Company designated by the Committee from time to time during the term of the Plan to receive one or more Awards under the Plan.

“Performance Award” means any Award that will be issued or granted, or become vested, exercisable or payable, as the case may be, upon the achievement of certain performance goals (as described in Section 9) to a Participant pursuant to Section 9.

“Performance Period” means the period of time as specified by the Committee during which any performance goals on Performance Awards are to be measured.

“Performance Shares” means an Award made pursuant to Section 9 which entitles a Holder to receive stock, their cash equivalent, or a combination thereof based on the achievement of performance goals during a Performance Period.

“Performance Units” means an Award made pursuant to Section 9 which entitles a Holder to receive cash, Shares or a combination thereof based on the achievement of performance targets during a Performance Period.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the 1934 Act and used in Sections 13(d) and 14(d) thereof, including “group” as defined in Section 13(d) thereof.

“Plan” means the Layne Christensen Company 2006 Equity Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

“Plan Year” means each 12-month period beginning January 1 and ending the following December 31, except that for the first year of the Plan it shall begin on the Original Effective Date and extend to December 31 of that year.

“Restricted Stock” means Stock granted under Section 8 that is subject those restrictions set forth therein and the Award Agreement.

“Restricted Stock Unit” means an Award granted under Section 8 evidencing the Holder's right to receive a Share (or, at the Committee's discretion, a cash payment equal to the Fair Market Value of a Share) at some future date and that is subject those restrictions set forth therein and the Award Agreement.

“Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, and any future regulation amending, supplementing, or superseding such regulation.

“SAR” or “Stock Appreciation Right” means an Award, granted either alone or in connection with an Option, that is designated as a SAR pursuant to Section 7.

“SAR Holder” shall have the meaning as set forth in Section 7.2.

“Section 16 Person” means a Person who is subject to obligations under Section 16 of the 1934 Act with respect to transactions involving equity securities of the Company.

“Service Provider” means an Eligible Employee or a non-employee director of the Company. Solely for purposes of Substitute Awards, the term Service Provider includes any current or former employee or non-employee director of an Acquired Entity (as defined in the definition of Substitute Awards) who holds Acquired Entity Awards (as defined in the definition of Substitute Awards) immediately prior to the Acquisition Date (as defined in the definition of Substitute Awards).

“Share” means a share of Stock.

“Stock” means authorized and issued or unissued common stock of the Company, at such par value as may be established from time to time.

“Subsidiary” means (i) in the case of an Incentive Stock Option a “subsidiary corporation,” whether now or hereafter existing, as defined in section 424(f) of the Code, and (ii) in the case of any other type of Award, in addition to a subsidiary corporation as defined in clause (i), a limited liability company, partnership or other entity in which the Company controls fifty percent (50%) or more of the voting power or equity interests.

“Substitute Award” means an Award granted under the Plan in substitution for stock or stock based awards ("Acquired Entity Awards") held by current and former employees or former non-employee directors of another corporation or entity who become Service Providers as the result of a merger or consolidation of the employing corporation or other entity (the "Acquired Entity") with the Company, a Subsidiary or an Affiliate, or the acquisition by the Company, a Subsidiary or an Affiliate, of property or stock of, or other ownership interest in, the Acquired Entity immediately prior to such merger, consolidation or acquisition ("Acquisition Date") as agreed to by the parties to such corporate transaction and as may be set forth in the definitive purchase agreement.  The limitations of Sections 4.1 and 5.5 on the number of Shares reserved or available for grants, and the limitations under Sections 6.2 and 7.1 with respect to the Option Exercise Prices and SAR exercise prices, shall not apply to Substitute Awards.  Any issuance of a Substitute Award which relates to an Option or a SAR shall be completed in conformity with the rules under Code section 409A relating to the substitutions and assumptions of stock rights by reason of a corporate transaction.

“Vested Option” means any Option, or portion thereof, which is exercisable by the Holder.  Vested Options remain exercisable only for that period of time as provided for under this Plan and any applicable Option Award Agreement.  Once a Vested Option is no longer exercisable after otherwise having been exercisable, the Option shall become null and void.

General Interpretive Principles

.  (i) Words in the singular shall include the plural and vice versa, and words of one gender shall include the other gender, in each case, as the context requires; (ii) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Plan and not to any particular provision of this Plan, and references to Sections are references to the Sections of this Plan unless otherwise specified; (iii) the word "including" and words of similar import when used in this Plan shall mean "including, without limitation," unless otherwise specified; and (iv) any reference to any U.S. federal, state, or local act, statute or law shall be deemed to also refer to all amendments or successor provisions thereto, as well as all rules and regulations promulgated under such act, statute or law, unless the context otherwise requires.

SECTION 3
PLAN ADMINISTRATION

Composition of Committee

. The Plan shall be administered by the Committee. To the extent the Board considers it desirable for transactions relating to Awards to be eligible to qualify for an exemption under Rule 16b-3, the Committee will consist of two or more directors of the Company, all of whom qualify as "non-employee directors" within the meaning of Rule 16b-3. To the extent the Board considers it desirable for compensation delivered pursuant to Awards to be eligible to qualify for an exemption from the limit on tax deductibility of compensation under section 162(m) of the Code, the Committee shall consist of two or more directors of the Company, all of whom shall qualify as "outside directors" within the meaning of Code section 162(m).

Authority of Committee

. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to:

(a)	select the Service Providers to whom Awards may from time to time be granted hereunder;
(b)	determine the type or types of Awards to be granted to eligible Service Providers;
(c)	determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards;
(d)	determine the terms and conditions of any Award;

(e)	determine whether, and to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property;
(f)

determine whether, and to what extent, and under what circumstance Awards may be canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended;

(g)	correct any defect, supply an omission, reconcile any inconsistency and otherwise interpret and administer the Plan and any instrument or Award Agreement relating to the Plan or any Award hereunder;
(h)

to grant Awards in replacement of Awards previously granted under this Plan or any other compensation plan of the Company, provided that any such replacement grant that would be considered a repricing shall be subject to stockholder approval;

(i)

cause the forfeiture of any Award or recover any Shares, cash or other property attributable to an Award for violations of any Company ethics policy or pursuant to any Company compensation clawback policy, in each case, in effect on the Effective Date or as adopted or amended thereafter;

(j)

with the consent of the Holder, to amend any Award Agreement at any time, including waiving any restriction or vesting or exercise condition applicable to any Award or any group of Awards for any reason and at any time; provided that the consent of the Holder shall not be required for any amendment (i) that, in the Committee's determination, does not materially adversely affect the rights of the Holder, or (ii) which is necessary or advisable (as determined by the Committee) to carry out the purpose of the Award as a result of any new applicable law or change in an existing applicable law, or (iii) to the extent the Award Agreement specifically permits amendment without consent;

(k)

subject to Section 5.7, to determine whether, to what extent, and under what circumstances an Award may be vested, paid, settled, canceled, forfeited or surrendered, or, in connection with a Participant's death, disability, retirement, Change in Control, termination of employment following a Change in Control or other special circumstances determined by the Committee, or, to extend the period subsequent to the termination of employment within which an Award may be exercised;

(l)

modify and amend the Plan, establish, amend, suspend, or waive such rules, regulations and procedures of the Plan, and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

(m)	make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
Committee Delegation

.  The Committee may delegate to any member of the Board or committee of Board members such of its powers as it deems appropriate, including the power to sub-delegate, except that, pursuant to such delegation or sub-delegation, only a member of the Board (or a committee thereof) may grant Awards from time to time to specified categories of Service Providers in amounts and on terms to be specified by the Board or the Committee; provided that no such grants shall be made other than by the Board or the Committee to individuals who are then Section 16 Persons or other than by the Committee to individuals who are then or are deemed likely to become a "covered employee" within the meaning of Code section 162(m). A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.

Determination Under the Plan

.  Unless otherwise expressly provided in the Plan, all designations, determinations, adjustments, interpretations, and other decisions under or with respect to the Plan, any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all persons, including the Company, any Participant, any Holder, and any stockholder. No member of the Committee shall be liable for any action, determination or interpretation made in good faith, and all members of the Committee shall, in addition to their rights as directors, be fully protected by the Company with respect to any such action, determination or interpretation

SECTION 4
STOCK SUBJECT TO THE PLAN

Number of Shares

.  Subject to adjustment as provided in Section 4.3 and subject to the maximum number of Shares that may be granted to an individual in a calendar year as set forth in Section 5.5, the aggregate number of Shares authorized for issuance under the Plan in accordance with the provisions of the Plan shall be FOUR Million ONE HUNDRED THIRTY FOUR Thousand Five Hundred (4,134,500), subject to such restrictions or other provisions as the Committee may from time to time deem necessary (the "Maximum Share Limit").  Any Shares required to satisfy Substitute Awards shall not count against the Maximum Share Limit.  Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares. The Shares may be divided among the various Plan components as the Committee shall determine; provided, however, the maximum number of Shares that may be issued pursuant to Incentive Stock Options shall be the sum of the Maximum Share Limit and any Incentive Stock Options issued as Substitute Awards.  Shares that are subject to an underlying Award and Shares that are issued pursuant to the exercise of an Award shall be applied to reduce the maximum number of Shares remaining available for use under the Plan. The Company shall at all times during the term of the Plan and while any Awards are outstanding retain as authorized and unissued Stock, or as treasury Stock, at least the number of Shares from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder.

Unused and Forfeited Stock

.  Any Shares that are subject to an Award under this Plan that are not used because the terms and conditions of the Award are not met, including any Shares that are subject to an Award that expires or is terminated for any reason, shall again be available for grant under the Plan.  Shares subject to an Award under this Plan shall not again be made available for issuance or delivery under this Plan if such shares are (a)

tendered in payment of an Option, (b) delivered or withheld by the Company to satisfy any tax withholding obligation, (c) covered by a stock-settled SAR or other Award that were not issued upon the settlement of the Award or (d) are repurchased on the open market using stock option exercise proceeds.

Adjustments in Authorized Shares

. If, without the receipt of consideration therefore by the Company, the Company shall at any time increase or decrease the number of its outstanding Shares or change in any way the rights and privileges of such Shares such as, but not limited to, the payment of a stock dividend or any other distribution upon such Shares payable in Stock, or through a stock split, spin-off, extraordinary cash dividend, subdivision, consolidation, combination, reclassification or recapitalization involving the Stock, or any similar corporate event or transaction, such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan then in relation to the Stock that is affected by one or more of the above events, (i) the numbers, rights, privileges and kinds of Shares that may be issued under this Plan or under particular forms of Awards, (ii) the number and kind of Shares subject to outstanding Awards, (iii) the Option Exercise Price or SAR exercise price applicable to outstanding Awards, and (iv) the annual individual limitation set forth in Section 5.5, shall be increased, decreased or changed in like manner as if they had been issued and outstanding, fully paid and non assessable at the time of such occurrence.

General Adjustment Rules

.

(a)

If any adjustment or substitution provided for in this Section 4 shall result in the creation of a fractional Share under any Award, such fractional Share shall be rounded to the nearest whole Share and fractional Shares shall not be issued.

(b)

In the case of any such substitution or adjustment affecting an Option or a SAR (including a Nonqualified Stock Option) such substitution or adjustments shall be made in a manner that is in accordance with the substitution and assumption rules set forth in Treasury Regulations 1.424-1 and the applicable guidance relating to Code section 409A.

SECTION 5
PARTICIPATION

Basis of Grant

.  Participants in the Plan shall be those Service Providers, who, in the judgment of the Committee, have performed, are performing, or during the term of their incentive arrangement will perform, important services in the management, operation and development of the Company, and significantly contribute, or are expected to significantly contribute, to the achievement of long-term corporate economic objectives.

Types of Grants; Limits

.  Participants may be granted from time to time one or more Awards; provided, however, that the grant of each such Award shall be separately approved by the Committee or its designee, and receipt of one such Award shall not result in the automatic receipt of any other Award. Written or electronic notice shall be given to such Participant, specifying the terms, conditions, right and duties related to such Award.  Under no circumstance shall Incentive Stock Options be granted to (i) non-employee directors or (ii) any person not permitted to receive Incentive Stock Options under the Code.

Award Agreements

.  Each Participant shall enter into an Award Agreement(s) with the Company, in such form as the Committee shall determine and which is consistent with the provisions of the Plan, specifying the applicable Award terms, conditions, rights and duties. Unless otherwise explicitly stated in the Award Agreement, Awards shall be deemed to be granted as of the date specified in the grant resolution of the Committee, which date shall be the date of any related agreement(s) with the Participant. Unless explicitly provided for in a particular Award Agreement that the terms of the Plan are being superseded, in the event of any inconsistency between the provisions of the Plan and any such Award Agreement(s) entered into hereunder, the provisions of the Plan shall govern.

Restrictive Covenants

.  The Committee may, in its sole and absolute discretion, place certain restrictive covenants in an Award Agreement requiring the Participant to agree to refrain from certain actions.  Such restrictive covenants, if contained in the Award Agreement, will be binding on the Participant.

Maximum Annual Award

.  Subject to any adjustments required to be made pursuant to Section 4.3, the maximum number of Shares with respect to which an Award or Awards (including Options and SARs) may be granted to any Participant in any one taxable year of the Company (the “Maximum Annual Participant Award”) shall not exceed 600,000 Shares (increased, proportionately, in the event of any stock split or stock dividend with respect to the Shares).

No Dividends or Dividend Equivalents on Unvested Awards

.  Notwithstanding any other provision in this Plan to the contrary, in no event may cash or stock dividends or dividend equivalents relating to an unvested portion of an Award be paid to a Holder before that portion of the Award becomes vested.

Minimum Vesting / Exercise Requirements

.  Except for Substitute Awards, or following the death, disability or retirement of a Participant, Awards granted under the Plan shall in all cases have a minimum vesting period of not less than twelve (12) months from the Award's date of grant, and such minimum vesting requirement shall be applicable to grants to employees and non-employee directors.  The one-year minimum vesting requirement shall not apply to the extent the terms of an Award allow for accelerated vesting following a Change in Control, and the Committee may elect to exempt up to 5% of the Maximum Share Limit from this minimum vesting requirement.

Clawback Policy

.  Notwithstanding any other provision of this Plan, any Award may be subject to recovery under any law, governmental regulation or stock exchange listing requirement, including certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or certain recovery provisions of  the Sarbanes-Oxley Act of 2002, or any other compensation clawback policy that is adopted by the Committee and that will require the Company to be able to claw back compensation paid to an executive under certain circumstances.  Any Participant or beneficiary receiving an Award acknowledges that the Award may be clawed back by the Company in accordance with any policies and procedures adopted by the Committee in order to comply with any law, governmental regulation or stock exchange listing requirement or as set forth in an Award Agreement.

Non-Employee Director Sublimit

.  No non-employee director may be granted Awards of Options, SARs, Restricted Shares, Restricted Share Units, Bonus Shares, Performance Shares, or Performance Units (or any other Award which is denominated in Shares) in any one (1) calendar year with respect to a number of Shares that exceeds a number equal to the quotient of $250,000 divided by the grant date fair value of the awards (determined under applicable accounting principles), rounded down to the nearest whole share; provided, however, for purposes of the foregoing limitation, (a) any Shares deferred pursuant to a nonqualified deferred compensation arrangement shall count against the limit only during the calendar year in which such Award is initially made and not in the calendar year in which the deferred Shares are ultimately issued, and (b) no Shares under any Award or portion thereof which is made pursuant to an election made by a non-employee director to receive his or her non-employee director cash compensation in the form of an Award under this Plan rather than in cash shall count against the limit in this Section 5.10.

SECTION 6
STOCK OPTIONS

Grant of Options

.  A Participant may be granted one or more Options.  The Committee in its sole discretion shall designate whether an Option is an Incentive Stock Option or a Nonqualified Stock Option. The Committee may grant both an Incentive Stock Option and a Nonqualified Stock Option to the same Participant at the same time or at different times.  Incentive Stock Options and Nonqualified Stock Options, whether granted at the same or different times, shall be deemed to have been awarded in separate grants, shall be clearly identified, and in no event shall the exercise of one Option affect the right to exercise any other Option or affect the number of Shares for which any other Option may be exercised.

Option Agreements

.  Each Option granted under the Plan shall be evidenced by an Option Award Agreement which shall be entered into by the Company and the Participant to whom the Option is granted (the “Option Holder”), and which shall contain, or be subject to, the following terms and conditions, as well as such other terms and conditions not inconsistent therewith, as the Committee may consider appropriate in each case.

(a)

Number of Shares.  Each Option Award Agreement shall state that it covers a specified number of Shares, as determined by the Committee. To the extent that the aggregate Fair Market Value of Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Option Holder during any calendar year exceeds $100,000 or, if different, the maximum limitation in effect at the time of grant under section 422(d) of the Code, or any successor provision, such Options in excess of such limit shall be treated as Nonqualified Stock Options. The foregoing shall be applied by taking Options into account in the order in which they were granted. For the purposes of the foregoing, the Fair Market Value of any Share shall be determined as of the time the Option with respect to such Share is granted. In the event the foregoing results in a portion of an Option designated as an Incentive Stock Option exceeding the $100,000 limitation, only such excess shall be treated as a Nonqualified Stock Option.
(b)

Price.  Each Option Award Agreement shall state the Option Exercise Price at which each Share covered by an Option may be purchased.  Such Option Exercise Price shall be determined in each case by the Committee, but in no event other than with respect to the issuance of a Substitute Award shall the Option Exercise Price for each Share covered by an Option be less than the Fair Market Value of the Stock on the Option’s Grant Date, as determined by the Committee; provided, however, that the Option Exercise Price for each Share covered by an Incentive Stock Option granted to an Eligible Employee who then owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or Subsidiary corporation of the Company must be at least 110% of the Fair Market Value of the Stock subject to the Incentive Stock Option on the Option’s Grant Date.

(c)	Duration of Options; Automatic Exercise.
(i)

Each Option Award Agreement shall state the period of time, determined by the Committee, within which the Option may be exercised by the Option Holder (the “Option Period”). The Option Period must expire, in all cases, not more than ten years from the Option’s Grant Date; provided, however, that the Option Period of an Incentive Stock Option granted to an Eligible Employee who then owns Stock possessing more than 10% of the total combined voting power of all classes of Stock of the Company must expire not more than five years from the Option’s Grant Date. Each Option Award Agreement shall also state the periods of time, if any, as determined by the Committee, when incremental portions of each Option shall become exercisable. If any Option or portion thereof is not exercised during its Option Period, such unexercised portion shall be deemed to have been forfeited and have no further force or effect.

(ii)

With respect to any Nonqualified Stock Option granted after the Original Effective Date or any Incentive Stock Option granted after June 6, 2014 and to the extent that such Option has not otherwise been exercised, cancelled, terminated or forfeited, if on the last day of the Option Period, the Fair Market Value exceeds the Option Exercise Price, such Option shall be deemed to have been exercised by the Participant on such last day of the Option Period through either a "cashless exercise" or "net exercise" procedure and the Company shall issue the appropriate number of Shares therefor.

(d)

Termination of Service, Death, Disability, etc. Each Option Agreement shall state the period of time, if any, determined by the Committee, within which the Vested Option may be exercised after an Option Holder ceases to be a Service Provider on account of the Participant’s death, Disability, voluntary resignation, removal from the Board or the Company having terminated such Option Holder’s employment with or without Cause.  If, within the period of time specified in the Option Award Agreement following the Option Holder's termination of employment, an Option Holder is prohibited by law or a Company's insider trading policy from exercising any Nonqualified Stock Option, the period of time during which such Option may be exercised will automatically be extended until the 30th day following the date the prohibition is lifted.  Notwithstanding the immediately preceding sentence, in no event shall the Option exercise period be extended beyond the tenth anniversary of the Option's Grant Date.

(e)

Transferability.  Except to the extent permitted by the Committee pursuant to Section 11.3, Options shall not be transferable by the Option Holder except by will or pursuant to the laws of descent and distribution. Each Vested Option shall be exercisable during the Option Holder’s lifetime only by him or her, or in the event of Disability or incapacity, by his or her guardian or legal representative.  Shares issuable pursuant to any Option shall be delivered only to or for the account of the Option Holder, or in the event of Disability or incapacity, to his or her guardian or legal representative.

(f)	Exercise, Payments, etc.
(i)

Unless otherwise provided in the Option Award Agreement, each Vested Option may be exercised by delivery to the Corporate Secretary or Chief Financial Officer of the Company or their designees a written or electronic notice specifying the number of Shares with respect to which such Option is exercised and payment of the Option Exercise Price. Such notice shall be in a form satisfactory to the Committee or its designee and shall specify the particular Vested Option that is being exercised and the number of Shares with respect to which the Vested Option is being exercised. The exercise of the Vested Option shall be deemed effective upon receipt of such notice by the Corporate Secretary or Chief Financial Officer of the Company or their designees and payment to the Company. The purchase of such Stock shall take place at the principal offices of the Company upon delivery of such notice, at which time the purchase price of the Stock shall be paid in full by any of the methods or any combination of the methods set forth in (ii) below.

(ii)	The Option Exercise Price may be paid by any of the following methods:
A.	Cash or certified bank check;
B.

By delivery to the Company of Shares then owned by the Holder, the Fair Market Value of which equals the purchase price of the Stock purchased pursuant to the Vested Option, properly endorsed for transfer to the Company; provided, however, that Shares used for this purpose must have been held by the Holder for such minimum period of time as may be established from time to time by the Committee; and provided further that the Fair Market Value of any Shares delivered in payment of the purchase price upon exercise of the Options shall be the Fair Market Value as of the exercise date, which shall be the date of delivery of the certificates for the Stock used as payment of the Option Exercise Price.

In lieu of actually surrendering to the Company the stock certificates representing the number of Shares then owned by the Holder, the Committee may, in its discretion permit the Holder to submit to the Company a statement affirming ownership by the Holder of such number of Shares and request that such Shares, although not actually surrendered, be deemed to have been surrendered by the Holder as payment of the exercise price.

C.

For any Holder other than an Executive Officer or except as otherwise prohibited by the Committee, by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board.

D.

For any Nonqualified Stock Option, by a "net exercise" arrangement pursuant to which the Company will not require a payment of the Option Exercise Price but will reduce the number of Shares of Stock upon the exercise by the largest number of whole shares that has a Fair Market Value on the date of exercise that does not exceed the aggregate Option Exercise Price.

E.	Any combination of the consideration provided in the foregoing subsections (A), (B), (C) and (D).
(iii)	The Company shall not guarantee a third-party loan obtained by a Holder to pay part or the entire Option Exercise Price of the Shares.
(g)

Date of Grant.  Unless otherwise specifically specified in the Option Award Agreement, an option shall be considered as having been granted on the date specified in the grant resolution of the Committee.

(h)	Withholding.
(A)

Nonqualified Stock Options.  Upon any exercise of a Nonqualified Stock Option, the Option Holder shall make appropriate arrangements with the Company to provide for the minimum amount of additional withholding required by applicable federal and state income tax and payroll laws, including payment of such taxes through delivery of Stock or by withholding Stock to be issued under the Option, as provided in Section 15 hereof.

(B)

Incentive Stock Options. In the event that an Option Holder makes a disposition (as defined in Section 424(c) of the Code) of any Stock acquired pursuant to the exercise of an Incentive Stock Option prior to the later of (i) the expiration of two years from the date on which the Incentive Stock

Option was granted or (ii) the expiration of one year from the date on which the Option was exercised, the Participant shall send written or electronic notice to the Company at its principal office (Attention: Corporate Secretary) of the date of such disposition, the number of shares disposed of, the amount of proceeds received from such disposition, and any other information relating to such disposition as the Company may reasonably request. The Option Holder shall, in the event of such a disposition, make appropriate arrangements with the Company to provide for the amount of additional withholding, if any, required by applicable Federal and state income tax laws.

(i)

Adjustment of Options. Subject to the limitations set forth below and those contained in Sections 6 and 14, the Committee may make any adjustment in the Option Exercise Price, the number of Shares subject to, or the terms of, an outstanding Option and a subsequent granting of an Option by amendment or by substitution of an outstanding Option. Such amendment, substitution, or re-grant may result in terms and conditions (including Option Exercise Price, number of Shares covered, vesting schedule or exercise period) that differ from the terms and conditions of the original Option; provided, however, except as permitted under Section 10, the Committee may not, without stockholder approval (i) amend an Option to reduce its Option Exercise Price, (ii) cancel an Option and regrant an Option with a lower Option Exercise Price than the original Option Exercise Price of the cancelled Option, (iii) cancel an Option in exchange for cash or another Award or (iv) take any other action (whether in the form of an amendment, cancellation or replacement grant) that has the effect of "repricing" an Option, as defined under applicable NASDAQ rules or the rules of the established stock exchange or quotation system on which the Company Stock is then listed or traded if such Exchange's or quotation system's rules define what constitutes a repricing.  Other than with respect to a modification that a reasonable person would not find to be a material adverse change in an Option Holder's rights under an Option, the Committee also may not adversely affect the rights of any Option Holder to previously granted Options without the consent of such Option Holder. If such action is affected by the amendment, the effective date of such amendment shall be the date of the original grant.  Any adjustment, modification, extension or renewal of an Option shall be effected such that the Option is either exempt from, or is compliant with, Code section 409A.

Stockholder Privileges

.  No Holder shall have any rights as a stockholder with respect to any Shares covered by an Option until the Holder becomes the holder of record of such Stock, and no adjustments shall be made for dividends or other distributions or other rights as to which there is a record date preceding the date such Holder becomes the holder of record of such Stock, except as provided in Section 4.

SECTION 7
STOCK APPRECIATION RIGHTS

Grant of SARs

.  Subject to the terms and conditions of this Plan, a SAR may be granted to a Participant at any time and from time to time as shall be determined by the Committee in its sole discretion.

(a)	Number of Shares. The Committee shall have complete discretion to determine the number of SARs granted to any Participant, subject to the limitations imposed in this Plan and by applicable law.
(b)

Exercise Price and Other Terms.  Except with respect to a Substitute Award, all SARs shall be granted with an exercise price no less than the Fair Market Value of the underlying Shares on the SARs’ Date of Grant. The Committee, subject to the provisions of this Plan, shall have complete discretion to determine the terms and conditions of SARs granted under this Plan.

(c)

Duration of SARs.  Each SAR Award Agreement shall state the period of time, determined by the Committee (not to exceed 10 years), within which the SARs may be exercised by the Holder (the “SAR Period”).

SAR Award Agreement

.  Each SAR granted under the Plan shall be evidenced by a SAR Award Agreement which shall be entered into by the Company and the Participant to whom the SAR is granted (the “SAR Holder”), and which shall specify the exercise price per share, the terms of the SAR, the conditions of exercise, and such other terms and conditions as the Committee in its sole discretion shall determine.

Exercise of SARs

.  SARs shall be exercisable on such terms and conditions as the Committee in its sole discretion shall determine.

Expiration of SARs

. A SAR granted under this Plan shall expire on the earlier of (i) the tenth anniversary of the SARs Date of Grant or (ii) the date set forth in the SAR Award Agreement, which date shall be determined by the Committee in its sole discretion. Unless otherwise specifically provided for in the SAR Award Agreement, a SAR granted under this Plan shall terminate according to the same rules under which a Nonqualified Stock Option would terminate in the event of a SAR Holder’s termination of employment, death or Disability as provided for in the SAR Award Agreement.

Adjustment of SARs

. Subject to the limitations set forth below and those contained in Sections 7 and 14, the Committee may make any adjustment in the SAR exercise price, the number of Shares subject to, or the terms of, an outstanding SAR and a subsequent granting of an SAR by amendment or by substitution of an outstanding SAR. Such amendment, substitution, or re-grant may result in terms and conditions (including SAR exercise price, number of Shares covered, vesting schedule or exercise period) that differ from the terms and conditions of the original SAR; provided, however, except as permitted under Section 10, the Committee may not, without stockholder approval (i) amend a SAR to reduce its exercise price, (ii) cancel a SAR and regrant a SAR with a lower exercise price than the original SAR exercise price of the cancelled SAR, (iii) cancel a SAR in exchange for cash or another Award or (iv) take any other action (whether in the form of an amendment, cancellation or replacement grant) that has the effect of "repricing" a SAR, as defined under applicable NASDAQ rules or the rules of the established stock exchange or quotation system on which the Company Stock is then listed or traded.  The Committee also may not adversely affect the rights of any SAR Holder to previously granted SARs without the consent of such SAR Holder. If such action is affected by the amendment, the effective date of such amendment shall be the date of the original grant.  Any adjustment, modification, extension or renewal of a SAR shall be effected such that the SAR is either exempt from, or is compliant with, Code section 409A.

Payment of SAR Amount; Automatic Exercise

.

(a)

Upon exercise of a SAR, a Holder shall be entitled to receive payment from the Company in an amount determined by multiplying (i) the positive difference between the Fair Market Value of a Share on the date of exercise over the exercise price per Share by (ii) the number of Shares with respect to which the SAR is exercised.  At the Committee's discretion, the payment upon a SAR exercise may be in whole Shares of equivalent value, cash, or a combination of whole Shares and cash. Fractional Shares shall be rounded down to the nearest whole Share.

(b)

With respect to any SAR and to the extent that such SAR has not otherwise been exercised, cancelled, terminated or forfeited, if on the last day of the SAR Period, the Fair Market Value exceeds the SAR exercise price, such SAR shall be deemed to have been exercised by the Participant on such last day of the SAR Period and the Company shall deliver the appropriate number of Shares or amount of cash therefor.

Stockholder Privileges

.  No Holder shall have any rights as a stockholder with respect to any Shares covered by a SAR until the Holder becomes the holder of record of such Stock, and no adjustments shall be made for dividends or other distributions or other rights as to which there is a record date preceding the date such Holder becomes the holder of record of such Stock, except as provided in Section 4.

SECTION 8
AWARDS OF RESTRICTED STOCK AND RESTRICTED STOCK UNITS

Restricted Stock Awards Granted by Committee

.  Coincident with or following designation for participation in the Plan and subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock to any Service Provider in such amounts as the Committee shall determine.

Restricted Stock Unit Awards Granted by Committee

.  Coincident with or following designation for participation in the Plan and subject to the terms and provisions of the Plan, The Committee may grant a Service Provider Restricted Stock Units, in connection with or separate from a grant of Restricted Stock.  Upon the vesting of Restricted Stock Units, the Holder shall be entitled to receive the full value of the Restricted Stock Units payable in Shares or, if determined by the Committee, cash.

Restrictions

.  A Holder’s right to retain Shares of Restricted Stock or be paid with respect to Restricted Stock Units shall be subject to such restrictions, including him or her continuing to perform as a Service Provider for a restriction period specified by the Committee, or the attainment of specified performance goals and objectives, as may be established by the Committee with respect to such Award. The Committee may in its sole discretion require different periods of service or different performance goals and objectives with respect to (i) different Holders, (ii) different Restricted Stock or Restricted Stock Unit Awards, or (iii) separate, designated portions of the Shares constituting a Restricted Stock Award.  Any grant of Restricted Stock or Restricted Stock Units shall contain terms such that the Award is either exempt from Code section 409A or complies with such section.

Privileges of a Stockholder, Transferability

.  Unless otherwise provided in the Award Agreement, a Participant shall have all voting, dividend, liquidation and other rights with respect to Shares of Restricted Stock, provided however that any dividends paid on Shares of Restricted Stock prior to such Shares becoming vested shall be held in escrow by the Company and subject to the same restrictions on transferability and forfeitability as the underlying Shares of Restricted Stock.  Any voting, dividend, liquidation or other rights shall accrue to the benefit of a Holder only with respect to Shares of Restricted Stock held by, or for the benefit of, the Holder on the record date of any such dividend or voting date. A Participant’s right to sell, encumber or otherwise transfer such Restricted Stock shall, in addition to the restrictions otherwise provided for in the Award Agreement, be subject to the limitations of Section 11.2 hereof.  The Committee may determine that a Holder of Restricted Stock Units is entitled to receive dividend equivalent payments on such units; provided, however, in no event shall any dividend equivalents relating to Restricted Stock Units subject to one or more performance-based vesting criteria be paid unless and until the underlying Restricted Stock Units are earned. If the Committee determines that Restricted Stock Units shall receive dividend equivalent payments, such feature will be specified in the applicable Award Agreement.  Restricted Stock Units shall not have any voting rights.

Enforcement of Restrictions

.  The Committee may in its sole discretion require one or more of the following methods of enforcing the restrictions referred to in Section 8.2 and 8.3:

(a)	placing a legend on the stock certificates, or the Restricted Stock Unit Award Agreement, as applicable, referring to restrictions;
(b)	requiring the Holder to keep the stock certificates, duly endorsed, in the custody of the Company while the restrictions remain in effect;
(c)

requiring that the stock certificates, duly endorsed, be held in the custody of a third party nominee selected by the Company who will hold such Shares of Restricted Stock on behalf of the Holder while the restrictions remain in effect; or

(d)

inserting a provision into the Restricted Stock Award Agreement prohibiting assignment of such Award Agreement until the terms and conditions or restrictions contained therein have been satisfied or released, as applicable.

Termination of Service, Death, Disability, etc.

.  Except as otherwise provided in an Award Agreement, in the event of the death or Disability of a Participant, all service period and other restrictions applicable to Restricted Stock Awards then held by him or her shall lapse, and such Awards shall become fully nonforfeitable.  Subject to Section 10 and except as otherwise provided in an Award Agreement, in the event a Participant ceases to be a Service Provider for any other reason, any Restricted Stock Awards as to which the service period or other vesting conditions for have not been satisfied shall be forfeited.

SECTION 9
BONUS SHARES AND Performance Awards; Section 162(M) Provisions

Awards Granted by Committee

.  Coincident with or following designation for participation in the Plan, a Participant may be granted Bonus Shares, Performance Shares, Performance Units or any other Performance Award.

Bonus Shares

.  Subject to the terms of the Plan, the Committee may grant Bonus Shares to any Participant, in such amount, upon such terms and at any time and from time to time as shall be determined by the Committee.

Communication of Award

.  Written or electronic notice of the maximum amount of a Holder’s Award and the Performance Period determined by Committee shall be given to a Participant as soon as practicable after approval of the Award by the Committee.

Terms of Performance Awards

.  The Committee shall determine (i) whether the Award will be in the form of a Performance Share, Performance Unit or any other type of Performance Award, and (ii) whether, if a payment is due with respect to an Award such payment shall be made in cash, Stock or some combination. Except as provided in Section 10, Performance Awards will be issued or granted, or become vested or payable, only after the end of the relevant Performance Period.  The Committee shall establish maximum and minimum performance targets to be achieved during the applicable Performance Period.  Each grant of a Performance Share, Performance Unit or other Performance Award shall be subject to additional terms and conditions not inconsistent with the provisions of the Plan.  The performance goals to be achieved for each Performance Period and the amount of the Award to be distributed upon satisfaction of those performance goals shall be conclusively determined by the Committee.

Performance Goals

.  If an Award is subject to this Section 9, then the lapsing of restrictions thereon, or the vesting thereof, and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of one or any combination of the following metrics, and which may be established on an absolute or relative basis for the Company as a whole or any of its subsidiaries, operating divisions or other operating units:

(a)

Earnings measures (either in the aggregate or on a per-Share basis), including earnings per share, earnings before interest, earnings before interest and taxes, earnings before interest, taxes and depreciation or earnings before interest, taxes, depreciation and amortization and in the case of any of the foregoing, adjusted to exclude any one or more of the following:
(i)	stock-based compensation expense;
(ii)	income from discontinued operations;
(iii)	gain on cancellation of debt;
(iv)	debt extinguishment and related costs;
(v)	restructuring, separation and/or integration charges and costs;
(vi)	reorganization and/or recapitalization charges and costs;
(vii)	impairment charges;
(viii)	gain or loss related to investments or the sale of assets;
(ix)	sales and use tax settlement; and
(x)	gain on non-monetary transaction.
(b)	Operating profit, operating income or operating margin (either in the aggregate or on a per-Share basis);
(c)	Net earnings on either a LIFO or FIFO basis (either in the aggregate or on a per-Share basis);
(d)	Net income or loss (either in the aggregate or on a per-Share basis);
(e)	Cash flow provided by operations (either in the aggregate or on a per-Share basis);
(f)

Cash flow returns, including cash flow returns on invested capital (cash flow from operating activities minus capital expenditures, the difference of which is divided by the difference between total assets and non-interest bearing current liabilities);

(g)	Ratio of debt to debt plus equity;
(h)	Net borrowing;
(i)	Credit quality or debt ratings;
(j)	Inventory levels, inventory turn or shrinkage;
(k)	Sales;
(l)	Revenues;
(m)	Free cash flow (either in the aggregate or on a per-Share basis);

(n)	Reductions in expense levels, determined either on a Company-wide basis or with respect to any one or more business units;
(o)	Operating and maintenance cost management and employee productivity;
(p)	Gross margin;
(q)	Return measures (including return on assets, return on capital, return on equity, return on investment or return on sales);
(r)	Productivity increases;
(s)

Share price (including attainment of a specified per-Share price during the Incentive Period; growth measures and total stockholder return or attainment by the Shares of a specified price for a specified period of time);

(t)	Growth or rate of growth of any of the above business criteria;
(u)

Specified revenue, market share, market penetration, business development, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, customer satisfaction, and goals relating to acquisitions or divestitures; and

(v)	Accomplishment of mergers, acquisitions, dispositions, public offerings, or similar extraordinary business transactions;

provided that applicable incentive goals may be applied on a pre- or post-tax basis; and provided further that the Committee may, when the applicable incentive goals are established, provide that the formula for such goals may include or exclude items to measure specific objectives, such as losses from discontinued operations, extraordinary gains or losses, the cumulative effect of accounting changes, acquisitions or divestitures, foreign exchange impacts and any unusual, nonrecurring gain or loss.  As established by the Committee, the incentive goals may include, without limitation, GAAP and non-GAAP financial measures.

Determinations and Adjustments

.  When the Committee determines whether a performance goal has been satisfied for any Performance Period, the Committee, where the Committee deems appropriate, may make such determination using calculations which alternatively include and exclude one, or more than one, unusual or infrequently occurring events or transactions as determined under U.S. generally accepted accounting principles, and the Committee may determine whether a performance goal has been satisfied for any Performance Period taking into account the alternative which the Committee deems appropriate under the circumstances.  The Committee also may take into account any other unusual or non-recurring items, including (i) asset write-downs; (ii) litigation or claim judgments or settlements; and (iii) the charges or costs associated with restructurings of the Company, discontinued operations, and the cumulative effects of accounting changes and, further, may take into account any unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles or such other factors as the Committee may determine reasonable and appropriate under the circumstances (including any factors that could result in the Company's paying non-deductible compensation to an Employee or non-employee director).  Notwithstanding any provision of the Plan other than Section 4.3, with respect to any Award that is subject to this Section 9, the Committee may not adjust upwards the amount payable pursuant to such Award, nor may it waive the achievement of the applicable performance goals except in the case of the death or Disability of the Participant.

Payment of Awards

.  Following the conclusion of each Performance Period, the Committee shall determine the extent to which performance targets have been attained, and the satisfaction of any other terms and conditions with respect to an Award relating to such Performance Period. The Committee shall determine what, if any, payment is due with respect to an Award and whether such payment shall be made in cash, Stock or some combination. Payment shall be made in a lump sum, as determined by the Committee, commencing as promptly as practicable following the end of the applicable Performance Period, subject to such terms and conditions and in such forms as may be prescribed by the Committee. All Awards shall be paid no later than March 15th of the Plan Year following the Plan Year in which the Committee determines that a Participant is entitled to receive the performance award.

Termination of Employment

.  If a Participant ceases to be a Service Provider for any reason other than having been terminated for Cause after the end of a Performance Period yet before receiving payment as provided for in Section 9.7, the Holder (or the Holder’s Beneficiaries) shall be entitled to receive the full amount payable as soon as practicable after such amount has been determined by the Committee.  Unless otherwise determined by the Committee, if a Holder ceases to be a Service Provider before the end of a Performance Period by reason of his or her death or Disability, the Performance Period for such Holder for the purpose of determining the amount of the Award payable shall end at the end of the calendar quarter immediately preceding the date on which such Holder ceased to be a Service Provider. The amount of an Award payable to a Holder to whom the preceding sentence is applicable shall be paid at the end of the Performance Period and shall be that fraction of the Award computed pursuant to the preceding sentence the numerator of which is the number of calendar quarters during the Performance Period during all of which said Holder was a Service Provider and the denominator of which is the number of full calendar quarters in the Performance Period.  In the event a Holder is terminated as a Service Provider for Cause, either before the end of the Performance Period or after the end of the Performance Period but prior to the amount of the Award having been paid, the Holder’s participation in the Plan shall cease, all outstanding Awards of Performance Shares or Performance Units to such Participant and any right to receive the payment for any Awards (whether or not any Performance Period has been completed) shall be canceled.

Other Restrictions
.

The Committee shall have the power to impose such other restrictions on Awards subject to Section 9 as it may deem necessary or appropriate to insure that such Awards satisfy all requirements for "performance-based compensation" within the meaning of Section 162(m)(4)(B) of the Code or any successor thereto.

SECTION 10
REORGANIZATION, CHANGE IN CONTROL OR LIQUIDATION

Change in Control

. In order to maintain the Holder's rights in the event of any Change in Control of the Company, the Committee, as constituted before such Change in Control, may, in its sole discretion, as to any Award, either at the time an Award is made hereunder or any time thereafter, take any one (1) or more of the following actions: (i) provide for the purchase by the Company of any such Award, upon the Holder's request, for an amount of cash (if any) equal to the amount that could have been attained upon the exercise of such Award or realization of the Holder's rights had such Award been currently exercisable or payable; (ii) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; (iii) cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation after such Change in Control; (iv) remove restrictions or exercise conditions on any Award or modify the performance requirements for any Awards; or (v) provide that Options, SARs or other Awards granted hereunder must be exercised in connection with the closing of such transactions, and that if not so exercised such Awards will expire. Any such determinations by the Committee may be made generally with respect to all Holders, or may be made on a case-by-case basis with respect to a particular Holder.

Acceleration Upon Involuntary Termination Following Change in Control

. Except where (i) an Award Agreement or any other agreement approved by the Committee to which a Holder is a party, or (ii) any employee benefit plan or program applicable to a Holder, addresses the effect of a Change in Control or termination of employment following a Change in Control on an Award, in which case such agreement, plan or program will control, in the event that within the period commencing on a Change in Control and ending on the second anniversary of the Change in Control, the Company terminates a Holder's employment other than for Cause, there shall be an automatic acceleration of any time periods relating to the exercise or realization of any such Award and any performance goal relating to any award with performance-based vesting shall be deemed satisfactorily completed without any action required by the Committee so that such Award may be exercised or realized in full on or before a date fixed by the Committee.  The Committee may, in its discretion, include such further provisions and limitations in any Award Agreement as it may deem in the best interests of the Company.

Code Section 409A

. For any payment under the Plan that constitutes deferred compensation under Code Section 409A, in no event shall any action be taken pursuant to this Section 10 to the extent such action would result in accelerated taxation and/or tax penalties under Code Section 409A.

SECTION 11
RIGHTS OF EMPLOYEES; PARTICIPANTS

Employment

.  Nothing contained in the Plan or in any Award granted under the Plan shall confer upon any Participant any right with respect to the continuation of his or her services as a Service Provider or interfere in any way with the right of the Company, subject to the terms of any separate employment or consulting agreement to the contrary, at any time to terminate such services or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award. Whether an authorized leave of absence, or absence in military or government service, shall constitute a termination of Participant’s services as a Service Provider shall be determined by the Committee at the time.

Nontransferability

.  Except as provided in Section 11.3, no right or interest of any Holder in an Award granted pursuant to the Plan shall be assignable or transferable during the lifetime of the Participant, either voluntarily or involuntarily, or be subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy. In the event of a Participant’s death, a Holder’s rights and interests in all Awards shall, to the extent not otherwise prohibited hereunder, be transferable by testamentary will or the laws of descent and distribution, and payment of any amounts due under the Plan shall be made to, and exercise of any Options or SARs may be made by, the Holder’s legal representatives, heirs or legatees. If, in the opinion of the Committee, a person entitled to payments or to exercise rights with respect to the Plan is disabled from caring for his or her affairs because of a mental condition, physical condition or age, payment due such person may be made to, and such rights shall be exercised by, such person’s guardian, conservator, or other legal personal representative upon furnishing the Committee with evidence satisfactory to the Committee of such status. “Transfers” shall not be deemed to include transfers to the Company or “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of Awards consistent with applicable laws and the authorization of the Committee.

Permitted Transfers

.  Pursuant to conditions and procedures established by the Committee from time to time, the Committee may permit Awards to be transferred, without consideration other than nominal consideration, exercised by and paid to certain persons or entities related to a Participant, including members of the Participant’s immediate family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant’s immediate family and/or charitable institutions (a “Permitted Transferee”). In the case of initial Awards, at the request of the Participant, the Committee may permit the naming of the related person or entity as the Award recipient. Any permitted transfer shall be subject to the condition that the Committee receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes on a gratuitous or donative basis and without consideration (other than nominal consideration). Notwithstanding the foregoing, Incentive Stock Options shall only be transferable to the extent permitted in Section 422 of the Code, or such successor provision thereto, and the treasury regulations thereunder.

SECTION 12
GENERAL RESTRICTIONS

Investment Representations

.  The Company may require any person to whom an Option or other Award is granted, as a condition of exercising such Option or receiving Stock under the Award, to give written assurances in substance and form satisfactory to the Company and its counsel to the effect that such person is acquiring the Stock subject to the Option or the Award for his or her own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws. Legends evidencing such restrictions may be placed on the certificates evidencing the Stock.

Compliance with Securities Laws

.

(a)

Each Award shall be subject to the requirement that, if at any time counsel to the Company shall determine that the listing, registration or qualification of the Shares subject to such Award upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of Shares thereunder, such Award may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Committee. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification.

(b)

Each Holder who is a director or an Executive Officer is restricted from taking any action with respect to any Award if such action would result in a (i) violation of Section 306 of the Sarbanes-Oxley Act of 2002, and the regulations promulgated thereunder, whether or not such law and regulations are applicable to the Company, or (ii) any policies adopted by the Company restricting transactions in the Stock.

Stock Restriction Agreement

.  The Committee may provide that Shares issuable upon the exercise of an Option shall, under certain conditions, be subject to restrictions whereby the Company has (i) a right of first refusal with respect to such Shares, (ii) specific rights or limitations with respect to the Participant’s ability to vote such Shares, or (iii) a right or obligation to repurchase all or a portion of such Shares, which restrictions may survive a Participant’s cessation or termination as a Service Provider.

SECTION 13
OTHER EMPLOYEE BENEFITS

The amount of any compensation deemed to be received by a Participant as a result of the exercise of an Option or the grant, payment or vesting of any other Award shall not constitute “earnings” with respect to which any other benefits of such Participant are determined, including benefits under (a) any pension, profit sharing, life insurance or salary continuation plan or other employee benefit plan of the Company or (b) any agreement between the Company and the Participant, except as such plan or agreement shall otherwise expressly provide.

SECTION 14
PLAN AMENDMENT, MODIFICATION AND TERMINATION

Amendment, Modification, and Termination

.  The Board may at any time terminate, and from time to time may amend or modify, the Plan; provided, however, that no amendment or modification may become effective without approval of the amendment or modification by the stockholders if stockholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements, to comply with the requirements for listing on any exchange where the Shares are listed, or if the Company, on the advice of counsel, determines that stockholder approval is otherwise necessary or desirable.

Adjustment Upon Certain Unusual or Nonrecurring Events

.  The Board may make adjustments in the terms and conditions of Awards in recognition of unusual or nonrecurring events (including the events described in Section 4.3) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Board determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

Awards Previously Granted

.  Notwithstanding any other provision of the Plan to the contrary (but subject to a Holder's employment being terminated for Cause and Section 14.2), no termination, amendment or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written or electronic consent of the Holder of such Award.

SECTION 15
WITHHOLDING

Withholding Requirement

.  The Company’s obligations to deliver Shares upon the exercise of an Option, or upon the vesting of any other Award, shall be subject to the Holder’s satisfaction of all applicable federal, state and local income and other tax withholding requirements.

Withholding with Stock

.  For Eligible Employees, the Committee may, in its sole discretion, permit the Holder to pay all minimum required amounts of tax withholding, or any part thereof, by electing to transfer to the Company, or to have the Company withhold from Shares otherwise issuable to the Holder, Shares having a value not to exceed the minimum amount required to be withheld under federal, state or local law or such lesser amount as may be elected by the Holder.  All elections shall be subject to the approval or disapproval of the Committee or its delegate.  The value of Shares to be withheld shall be based on the Fair Market Value of the Stock on the date that the amount of tax to be withheld is to be determined (the "Tax Date"), as determined by the Committee.  Any such elections by Holder to have Shares withheld for this purpose will be subject to the following restrictions:

(a)	All elections must be made prior to the Tax Date;
(b)	All elections shall be irrevocable; and
(c)

If the Holder is an officer or director of the Company within the meaning of Section 16 of the 1934 Act (“Section 16”), the Holder must satisfy the requirements of such Section 16 and any applicable rules thereunder with respect to the use of Stock to satisfy such tax withholding obligation.

SECTION 16
NONEXCLUSIVITY OF THE PLAN

Neither the adoption of the Plan by the Board nor the submission of the Plan to stockholders of the Company for approval shall be construed as creating any limitations on the power or authority of the Board or the Committee to continue to maintain or adopt such other or additional incentive or other compensation arrangements of whatever nature as the Board or the Committee, as the case may be, may deem necessary or desirable or preclude or limit the continuation of any other plan, practice or arrangement for the payment of compensation or fringe benefits to employees, or non-employee directors generally, or to any class or group of employees, or non-employee directors, which the Company now has lawfully put into effect, including any retirement, pension, savings and stock purchase plan, insurance, death and disability benefits and executive short-term incentive plans.

SECTION 17
REQUIREMENTS OF LAW

Requirements of Law

.  The issuance of Stock and the payment of cash pursuant to the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or stock exchanges as may be required.  Notwithstanding any provision of the Plan or any Award, Holders shall not be entitled to exercise, or receive benefits under any Award, and the Company shall not be obligated to deliver any Shares or other benefits to a Holder, if such exercise or delivery would constitute a violation by the Holder or the Company of any applicable law or regulation.

Code Section 409A

.  This Plan and all Awards granted thereunder are intended to meet or be exempt from the requirements of Code section 409A and shall be administered, construed and interpreted in a manner that is accordance with and in furtherance of such intent.  In the event that any provision of this Plan shall be determined to contravene Code section 409A, the regulations promulgated thereunder, regulatory interpretations or announcements with respect to section 409A or applicable judicial decisions construing section 409A, any such provision shall be void and have no effect.  Any payments described in the Plan that are due within the "short-term deferral period" as defined in Code section 409A shall not be treated as deferred compensation unless applicable laws require otherwise.

Rule 16b-3

.  Each transaction under the Plan is intended to comply with all applicable conditions of Rule 16b-3, to the extent Rule 16b-3 reasonably may be relevant or applicable to such transaction. To the extent any provision of the Plan or any action by the Committee under the Plan fails to so comply, such provision or action shall, without further action by any person, be deemed to be automatically amended to the extent necessary to effect compliance with Rule 16b-3; provided, however, that if such provision or action cannot be amended to effect such compliance, such provision or action shall be deemed null and void to the extent permitted by law and deemed advisable by the Committee.

Governing Law

.  The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the state of Delaware without giving effect to the principles of the conflict of laws to the contrary.